Exhibit 99.1

Duncan Energy Partners L.P.

P.O. Box 4324

Houston, TX 77210

(713) 381-6500

Duncan Energy Partners Reports First Quarter Results

Houston, Texas (April 26, 2007) - Duncan Energy Partners L.P. (“Duncan Energy Partners”)(NYSE:DEP) today announced its financial results for the three months ended March 31, 2007, which included two months of operations since the completion of its initial public offering (“IPO”). The partnership reported net income of $3.9 million, or $0.19 per unit on a fully diluted basis for the two-month period from February 1, 2007 through March 31, 2007. Results of operations following the completion of the IPO are reported separately from those pertaining to the predecessor of Duncan Energy Partners, (“Duncan Energy Partners Predecessor”).

On April 16, 2007, the board of Duncan Energy Partners declared its initial quarterly cash distribution to partners of $0.40 per common unit, or $1.60 per unit on an annualized basis. As described in the prospectus, the initial quarterly cash distribution will be prorated for the portion of the fiscal quarter after the closing date of the IPO, beginning on February 5, 2007, to the end of the quarter on March 31, 2007. The amount of the prorated distribution for the 55-day period is $0.244 per common unit. Distributable cash flow for the two-month period was $5.6 million, providing a 1.1 times distribution coverage. Distributable cash flow is a non-generally accepted accounting principle (or “non-GAAP”) financial measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, net cash flows provided by operating activities.

On a combined basis, defined as the two months of operations as Duncan Energy Partners and results of Duncan Energy Partners Predecessor for the month of January 2007, revenue was $200.5 million for the three-month period ended March 31, 2007, compared to $282.4 million for the three months ended March 31, 2006 for Duncan Energy Partners Predecessor. Gross operating margin for the first quarter of 2007 increased by 26 percent, to $21.7 million from $17.2 million in 2006 for Duncan Energy Partners Predecessor. For the two months ended March 31, 2007, earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $9.7 million. Net income on a combined basis for the current quarter was $9 million versus $11.6 million for the same period last year for Duncan Energy Partners Predecessor. Gross operating margin and EBITDA are non-GAAP financial measures that are defined and reconciled later in this press release to their most directly comparable GAAP financial measure.

“We are pleased to have successfully completed our IPO and to announce the first quarterly distribution payment to our partners,” said Richard H. Bachmann, president and chief executive officer of Duncan Energy Partners. “Given our strong financial position and relatively low cost of capital, as well as our economic alignment with Enterprise Products Partners, we are well positioned to benefit from the multiple growth opportunities that we expect will be available through our affiliation with Enterprise, as well as from third parties. We are off to a great start and look forward to increasing the value of our partners’ investment in Duncan Energy Partners in 2007,” continued Bachmann.

Review of Segment Quarterly Performance

The results reported below reflect the combined operating activity for Duncan Energy Partners and Duncan Energy Partners Predecessor for the three-month period ended March 31, 2007, compared to operating results of Duncan Energy Partners Predecessor for the comparable three-month period in 2006.

From a net income standpoint, Duncan Energy Partners owns a 66 percent equity interest in the assets described below, and Enterprise Products Partners L.P. owns the remaining 34 percent equity interest. Enterprise Products Partners L.P. owns the general partner of Duncan Energy Partners. We account for Enterprise Products Partners’ interest in our subsidiaries as Parent Interest in a manner similar to minority interest. However, from a gross operating margin standpoint, the amounts shown are on a 100 percent basis before the deduction for Parent Interest.

NGL and Petrochemical Storage Services – This segment consists of 33 underground salt dome caverns located at Mont Belvieu, Texas, with an underground storage capacity of approximately 100 million barrels (“MMBbls”), and certain other related assets. Gross operating margin for this segment increased to $8.5 million in the first quarter of 2007 from $3.1 million in first quarter of 2006.

Increased storage fees reflective of market rates charged to Enterprise Products Operating L.P. (“EPOLP”), effective with the Duncan Energy Partners IPO, coupled with higher volumes and fees for third-party storage customers, together comprised $3.1 million of the increase over the prior year quarter.

Natural Gas Pipelines and Services – This segment includes the Acadian natural gas system that gathers, transports, stores and markets natural gas in Louisiana. In the aggregate, this system is comprised of over 1,000 miles of high-pressure transmission lines with a throughput capacity of 1 billion cubic feet (“Bcf”) per day and 3 Bcf of gas storage capacity. Gross operating margin for the first quarter of 2007 declined to $3.5 million from $6.9 million in the first quarter of 2006.

The quarter-to-quarter decrease was due primarily to the collection of a $2.3 million contingent asset related to a prior business acquisition that benefited the 2006 period. The balance of the variance is due to lower sales prices and margins on the Acadian system versus the prior period, which was impacted by service disruptions in the aftermath of Hurricane Katrina. Sales and transportation volumes in the 2007 period were also lower versus the 2006 period.

Petrochemical Pipeline Services – This segment consists of two petrochemical pipeline systems with an aggregate of 284 miles of pipeline that provide transportation of propylene in Texas and Louisiana. Gross operating margin decreased to $4.9 million in the first quarter of 2007 from $7.2 million in the first quarter of 2006, primarily due to lower tariff rates on the Lou-Tex Propylene Pipeline, offset by decreased operating expenses.

NGL Pipeline Services – This segment includes the partnership’s 286-mile, DEP South Texas NGL Pipeline System that transports natural gas liquids (“NGLs”) from two fractionation facilities located in South Texas to Mont Belvieu, Texas. This system became operational in January 2007 and generated gross operating margin of $4.9 million in the first quarter.

Today, Duncan Energy Partners will host a conference call with analysts and investors to discuss first quarter earnings. The call will be broadcast live over the Internet at 2 p.m. Central Daylight Time and may be accessed by visiting the company's website at www.deplp.com.

Basis of Presentation of Financial Information

We have presented our results of operations following the completion of our initial public offering separately from those pertaining to Duncan Energy Partners Predecessor. We acquired substantially all of the assets and operations of Duncan Energy Partners Predecessor that are included in our consolidated financial statements. There are a number of agreements and other items that went into effect at the time of our initial public offering that affect the comparability of our current operating results with the historical operating results of Duncan Energy Partners Predecessor. These differences include:

•

the fees we charge EPOLP for underground storage services at the facility owned by Mont Belvieu Caverns, LLC (“Mont Belvieu Caverns”) increased to market rates as a result of new agreements executed in connection with our initial public offering;

•	all storage well measurement gains and losses relating to Mont Belvieu Caverns’ facility are now retained by EPOLP;

•	Mont Belvieu Caverns now makes a special allocation of operational measurement gains and losses to EPOLP; and

•

the transportation revenues recorded by Enterprise Lou-Tex Propylene Pipeline L.P. and Sabine Propylene Pipeline L.P. decreased after our initial public offering due to the assignment of certain exchange agreements by EPOLP to us.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include non-GAAP financial measures of gross operating margin, distributable cash flow, and EBITDA. The press release provides reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by from operating activities or any other GAAP measure of liquidity or financial performance.

Gross operating margin - We evaluate segment performance based on the non-GAAP financial measure of gross operating margin. Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations. This measure forms the basis of our internal financial reporting and is used by senior management in deciding how to allocate capital resources among business segments. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results. The GAAP measure most directly comparable to total segment gross operating margin is operating income. Our non-GAAP financial measure of total segment gross operating margin should not be considered as an alternative to GAAP operating income.

We define total (or combined) segment gross operating margin as operating income before: (i) depreciation, amortization and accretion expense; (ii) gains and losses on the sale of assets; and (iii) general and administrative expenses. Gross operating margin is exclusive of other income and expense transactions, provision for income taxes, extraordinary charges and the cumulative effect of changes in accounting principles. Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of any intersegment and intrasegment transactions. In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.

We include equity earnings from Evangeline in our measurement of segment gross operating margin and operating income. Our equity investment in Evangeline is a vital component of our business strategy and important to the operations of our Acadian natural gas system. This method of operation enables us to achieve favorable economies of scale relative to the level of investment and business risk assumed versus what we could accomplish on a stand-alone basis. Evangeline performs complementary roles to the other business operations of Acadian Gas. As circumstances dictate, we may increase our ownership interest in Evangeline or make other equity method investments.

Distributable cash flow - We define distributable cash flow for Duncan Energy Partners as net income or loss plus: (i) depreciation, amortization and accretion expense; (ii) cash distributions received from unconsolidated affiliate, if any, less equity in the earnings of such unconsolidated affiliate; (iii) the subtraction of sustaining capital expenditures; (iv) the addition of losses or subtraction of gains relating to the sale of assets; (v) cash proceeds from the sale of assets; and (vi) other miscellaneous non-cash amounts affecting net income or loss for the period less parent interest in the above adjustments to net income or loss in deriving distributable cash flow. Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Distributable cash flow is a significant liquidity metric used by our senior management to compare basic cash flows generated by us to the cash distributions we expect to pay our partners. Using this metric, our management can compute the coverage ratio of estimated cash flows to planned cash distributions.

Distributable cash flow is also an important non-GAAP financial measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distribution. Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is in part measured by its yield (which in turn is based on the amount of cash distributions a partnership pays to a unitholder). The

GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

EBITDA - We define EBITDA as net income or loss plus interest expense, provision for income taxes and depreciation, accretion and amortization expense. EBITDA is commonly used as a supplemental financial measure by management and by external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (i) the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; (ii) the ability of our assets to generate cash sufficient to pay interest cost and support our indebtedness; (iii) our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure; and (iv) the viability of projects and the overall rates of return on alternative investment opportunities. Because EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the EBITDA data presented in the press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to EBITDA is net cash flows provided by operating activities.

Company Information and Use of Forward Looking Statements

Duncan Energy Partners is a publicly traded partnership that provides midstream energy services, including gathering, transportation, marketing and storage of natural gas, in addition to transportation and storage of NGLs and petrochemicals. Duncan Energy Partners' assets, located primarily in the Gulf Coast region of Texas and Louisiana, include interests in more than 1,000 miles of natural gas pipelines with a transportation capacity of approximately 1 Bcf per day; nearly 600 miles of NGL and petrochemical pipelines featuring access to the world's largest fractionation complex at Mont Belvieu, Texas; and 33 underground salt dome caverns with about 100 MMBbls of NGL storage capacity.

This press release contains various forward-looking statements and information that are based on Duncan Energy Partners' beliefs and those of its general partner, as well as assumptions made by and information currently available to Duncan Energy Partners. When used in this press release, words such as "anticipate," "project," "expect," "plan," "goal," "forecast," "intend," "could," "believe," "may," and similar expressions and statements regarding the plans and objectives of Duncan Energy Partners for future operations, are intended to identify forward-looking statements. Although Duncan Energy Partners and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither Duncan Energy Partners nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, Duncan Energy Partners' actual results may vary materially from those it anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on Duncan Energy Partners ' results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;

•	the effects of the combined company's debt level on its future financial and operating flexibility;

•	a reduction in demand for its products by the petrochemical, refining or heating industries;

•	a decline in the volumes of NGLs delivered by its facilities;

•	the failure of its credit risk management efforts to adequately protect it against customer non-payment;

•	terrorist attacks aimed at its facilities; and,

•	the failure to successfully integrate our operations with companies, if any that we may acquire in the future.

Duncan Energy Partners has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:	Randy Burkhalter, Investor Relations, (713) 381-6812, www.deplp.com

Rick Rainey, Media Relations, (713) 381-3635

###

Duncan Energy Partners L.P.			Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in 000s, except per unit amounts)
	Duncan
	Energy	Duncan Energy
	Partners	Partners Predecessor
	For the Two	For the One	For the Three
	Months Ended	Month Ended	Months Ended
	March 31, 2007	January 31, 2007	March 31, 2006
Revenue	$ 133,874	$ 66,674	$ 282,442
Costs and expenses:
Operating costs and expenses	124,431	61,187	270,184
General and administrative	357	477	776
Total Costs and expenses	124,788	61,664	270,960
Equity in income of unconsolidated affiliate	46	25	154
Operating income	9,132	5,035	11,636
Other income (expense):
Interest expense	(1,131)	--	--
Other, net	144	--	4
Total other expense	(987)	--	4
Income before provision for income taxes, parent interest in income of
subsidiaries and the cumulative effect of change in accounting principle	8,145	5,035	11,640
Provision for income taxes	(173)	--	--
Income before parent interest in income of subsidiaries and the
cumulative effect of change in accounting principle	7,972	5,035	11,640
Parent interest in income of subsidiaries	(4,049)	--	--
Income before cumulative effect of change in accounting principle	3,923	5,035	11,640
Cumulative effect of change in accounting principle	--	--	9
Net income	$ 3,923	$ 5,035	$ 11,649

Allocation of net income to:
Limited partners	$ 3,845
General partner	$ 78
Per unit data (fully diluted):
Net income per unit	$ 0.19
Average LP units outstanding (in 000s)	20,302
Other financial data:
Net cash flows provided by (used in) operating activities	$ 48,696	$ (3,535)	$ 3,190
Net cash used in investing activities	$ (48,375)	$ (4,999)	$ (14,397)
Net cash provided by financing activities	$ 3,773	$ 8,534	$ 11,207
Distributable cash flow	$ 5,603	n/a	n/a
EBITDA	$ 9,742	n/a	n/a
Depreciation, amortization and accretion	$ 4,515	$ 2,209	$ 4,841
Total debt principal outstanding at end of period	$ 169,000	n/a	n/a
Capital spending:
Capital expenditures, net of contributions in aid of construction
costs, for property, plant and equipment	$ 48,326	$ 4,999	$ 14,348
Investments in unconsolidated affiliate	51	--	56
Total	$ 48,377	$ 4,999	$ 14,404

Duncan Energy Partners L.P.			Exhibit B
Condensed Operating Data - UNAUDITED
($ in 000s)
	Duncan
	Energy	Duncan Energy
	Partners	Partners Predecessor
	For the Two	For the One	For the Three
	Months Ended	Month Ended	Months Ended
	March 31, 2007	January 31, 2007	March 31, 2006
Gross operating margin by segment:
NGL and Petrochemical Storage Services	$ 6,680	$ 1,770	$ 3,125
Natural Gas Pipelines & Services	1,877	1,605	6,927
Petrochemical Pipeline Services	2,216	2,700	7,194
NGL Pipeline Services	3,229	1,646	--
Total non-GAAP gross operating margin	$ 14,002	$ 7,721	$ 17,246
Adjustments to reconcile non-GAAP gross operating
margin to GAAP operating income:
Depreciation, amortization and accretion in operating
costs and expenses	(4,515)	(2,209)	(4,841)
Gain (loss) on sale of assets in operating costs and expenses	2	--	7
General and administrative expenses	(357)	(477)	(776)
Operating income per GAAP	$ 9,132	$ 5,035	$ 11,636

Selected operating data:
Natural Gas Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	618	701	766
Petrochemical Pipeline Services, net:
Petrochemical transportation volumes (MBPD)	35	37	34
NGL Pipeline Services, net:
NGL transportation volumes (MBPD)	70	67	--

Exhibit C

Duncan Energy Partners L.P.

Reconciliations of Unaudited Non-GAAP Financial Measures to Our GAAP Financial Measures

Distributable Cash Flow and EBITDA

Distributable Cash Flow

The following table presents our calculation of distributable cash flow for the two months ended March 31, 2007 and reconciles this amount to net cash flows provided by operating activities for the same period.

Net income for the two months ended March 31, 2007	$ 3,923
Adjustments to derive distributable cash flow
(add or subtract as indicated by sign of number):
Amortization in interest expense	21
Depreciation, amortization and accretion in costs and expenses	4,515
Deferred income tax expense	(21)
Equity in income of unconsolidated affiliate	(46)
Gain on sale of assets	(2)
Proceeds from sale of assets	2
Sustaining capital expenditures	(1,921)
Changes in fair market value of financial instruments	(2)
Parent 34% interest in adjustments noted above	(866)
Distributable cash flow for two months ended March 31, 2007	5,603
Adjustments to distributable cash flow to derive net cash flows provided by operating activities (add or subtract as indicated by sign of number):
Proceeds from sale of assets	(2)
Sustaining capital expenditures	1,921
Parent interest in income of subsidiaries	4,049
Parent 34% interest in adjustments to derive distributable cash flow (see above)	866
Net effect of changes in operating accounts	36,259
Net cash flows provided by operating activities for the two months ended March 31, 2007	$ 48,696

EBITDA

The following table presents our calculation of EBITDA for the two months ended March 31, 2007 and reconciles this amount to net cash flows provided by operating activities for the same period.

Net income for the two months ended March 31, 2007	$ 3,923
Additions to net income to derive EBITDA:
Interest expense (including related amortization)	1,131
Provision for income taxes	173
Depreciation, amortization and accretion in costs and expenses	4,515
EBITDA for the two months ended March 31, 2007	9,742
Adjustments to EBITDA to derive net cash flows provided by operating activities (add or subtract as indicated by sign of number):
Interest expense	(1,131)
Provision for income taxes	(173)
Cumulative effect of a change in accounting principle	--
Equity in income of unconsolidated affiliate	(46)
Amortization in interest expense	21
Deferred income tax expense	(21)
Parent interest in income of subsidiaries	4,049
Loss (gain) on sale of assets	(2)
Changes in fair market value of financial instruments	(2)
Net effect of changes in operating accounts	36,259
Net cash flows provided by operating activities for the two months ended March 31, 2007	$ 48,696